Exhibit 10.7
SEPARATION AND RELEASE AGREEMENT
     This Separation and Release Agreement (the “Agreement”) is between Approach Resources Inc. (“ARI”) and Glenn W. Reed (the “Individual”).
RECITALS
     WHEREAS, the Individual has been employed by ARI and Approach Operating, LLC (collectively, the “Company”) as its Vice President — Operations under an Employment Agreement between ARI and the Individual effective as of January 1, 2003 and amended by the First Amendment to Employment Agreement effective as of December 31, 2008 (the “Employment Agreement”).
     WHEREAS, capitalized terms in this Agreement and not otherwise defined shall have those meanings assigned to them in the Employment Agreement.
     WHEREAS, the Company has determined not to extend the Employment Agreement in accordance with paragraph 6(e) of the Employment Agreement and the parties have agreed that the Individual will retire from the Company effective November 20, 2009 (the “Separation Date”).
     WHEREAS, the parties desire to enter this Agreement to reflect their mutual undertakings, promises, and agreements concerning the Individual’s termination of employment with the Company and payments and benefits to the Individual upon or by reason of such termination.
     NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the parties knowingly and voluntarily agree to the following terms:
TERMS
1.	Notice of Termination; Effect of Termination. Pursuant to paragraph 9(a) of the Employment Agreement, this Agreement constitutes the Company’s Notice of Termination to the Individual that his employment with the Company is being terminated pursuant to the Company’s decision not to extend the Employment Agreement in accordance with paragraph 6(e) of the Employment Agreement. The Individual waives his right to receive 60 days’ notice of such termination under paragraph 6(e) of the Employment. The termination of the Individual’s employment with the Company shall be effective as of the Separation Date and result in a Separation from Service as of the Separation Date. Effective as of the Separation Date, the Individual shall also, and hereby does, resign from all corporate, board, and other offices and positions he holds with the Company and its Affiliates (as defined below). As of the Separation Date, the Individual shall be relieved of all further duties pursuant to his employment with the Company. The Individual shall continue his regular duties for, and full-time employment with, the Company until the Separation Date although the Company may in its sole discretion place the Individual on a paid leave of absence at anytime before the Separation Date.
2.	Final Pay and Benefits. Regardless of whether the Individual accepts this Agreement, he shall receive the following payments and benefits in accordance with the Company’s existing policies, or at the Company’s sole discretion, pursuant to his employment with the Company and his participation in the Company’s benefit plans:
(a)	Final Pay. Payment of his regular Base Salary plus payment for his accrued unused vacation, if any, through the Separation Date. This amount is a gross amount, subject to applicable taxes and withholdings, and shall be delivered to the Individual on or within six days after the Separation Date.

(b)	Vested Benefits. Payment or other entitlement, in accordance with the terms of the applicable plan or as required by applicable law, of any benefits to which he has a vested entitlement as of the Separation Date under the terms of the Company’s employee benefit plans.

(c)	Right to Continue Certain Insurance Benefits. In accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the right to continue after the Company’s first regularly scheduled payday following the Separation Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense. The Individual should complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to continue his insurance coverage under COBRA.

(d)	Common Stock. As of the Separation Date, the Individual owns 22,845 fully vested shares (the “Shares”) of Company common stock. By signing this Agreement, the Individual represents and warrants that he owns only the Shares and has no common stock, stock options, or other equity-related interests or awards from the Company or its Affiliates (as defined below) other than as described in the previous sentence.

(e)	Reimbursement of Business Expenses. Reimbursement of any business expenses properly incurred by the Individual in accordance with Company policy before the Separation Date.
3.	Post-Separation Obligations. The Employment Agreement and any other agreement between the parties except as provided below in this paragraph (all of the agreements just described shall be referred to as the “Prior Agreements”) shall be terminated as of the Separation Date without any further action by the parties other than signing this Agreement. As of the Separation Date and without any further action, the Company and the other Released Parties (as defined below) shall have no further liabilities, obligations, or duties to the Individual, and the Individual shall forfeit all rights and benefits, under the Prior Agreements except as provided in this Agreement. Notwithstanding the previous two sentences, the Individual’s obligations under the Employment Agreement, including without limitation under paragraphs 10 (Business Opportunities and Intellectual Property; Personal Investments; Confidentiality; Covenant not to Compete); 11 (Non-Compete Obligations During Employment Term); 12 (Confidentiality Obligations); 13 (Obligations After Separation Date); and 19 (Waiver of Rights to Jury Trial and Class-Action Participation) (together, the “Post-Separation Obligations”), and the parties’ mutual rights and obligations under paragraphs 15 (Survival of Covenants; Enforcement of Covenants; and Remedies); 20 (Attorneys’ Fees and Other Costs); 24 (Severability); and 25 (Governing Law; Venue) of the Employment Agreement shall survive the termination of the Individual’s employment and the termination of the Prior Agreements. Nothing in this Agreement shall be construed to limit, supersede, or cancel any of the Post-Separation Obligations. The Individual acknowledges and agrees that he intends to, and shall, comply with such Post-Separation Obligations notwithstanding the termination of his employment with the Company and the termination of the Prior Agreements. The parties agree that paragraph 18, Dispute Resolution, of the Employment Agreement shall be null and void and of no further force or effect as of the Effective Date.
4.	Special Separation Consideration. In full satisfaction of paragraph 7(b) of the Employment Agreement, contingent upon the Individual’s acceptance and non-revocation of this Agreement, and in consideration of the Individual’s promises and undertakings in this Agreement, the Company shall provide, or cause to be provided, to him, in addition to the salary and benefits he will receive pursuant to paragraph 2, the following special separation consideration (the “Special Separation Consideration”):
(a)	Separation Payments. The Company shall pay the Individual the following separation payments (the “Separation Payments”): (i) on or before the 20th day following the Separation from Service, the Company shall pay the Individual a lump sum in the amount of $104,200, which is equal to 50% of his Base Salary in effect as of the Separation from Service; and (ii) on or before December 31, 2009, the Company shall pay the Individual a lump sum equal to $312,600, which is equal to 150% of his Base Salary in effect as of the Separation from Service. The Separation Payments are gross amounts and subject to applicable taxes and withholdings.

(b)	Continuation of Employee Welfare Benefits. If the Individual timely elects continuation coverage under COBRA by completing and returning the insurance continuation election form that will be provided under separate cover, the Company shall provide him for a period of 24 months following the Separation from Service or, if less, the period ending on the date he is no longer entitled to continuation coverage under COBRA, with continuation of all benefits applicable to him and his immediate family members under any employee welfare benefit plan maintained by the Company immediately before the Separation from Service, including without limitation health, dental, vision, and life insurance benefits then applicable to the Individual and his immediate family under the Company’s employee welfare benefit plans; provided, however, that if such continued coverage after the Separation from Service is not permitted under the

Company’s plans, then the Company shall provide the Individual with substantially similar benefits through an insurance policy or reimburse the Individual for the full cost of obtaining such insurance which reimbursement amount shall be paid within five days of the Individual’s furnishing the Company with evidence of the cost of such insurance, which evidence shall be furnished to the Company by the Individual on a monthly basis. Notwithstanding any other provision of his Agreement, the Individual shall immediately notify the Company’s Executive Vice President and General Counsel in writing if he or his immediate family becomes eligible to receive any benefits similar to the benefits covered by this subparagraph through subsequent employment or otherwise and the Company’s obligation to provide such benefits under this subparagraph shall terminate as of the date of any such eligibility. For purposes of this subparagraph, “family members” shall not include the Individual’s former spouse who has been receiving health and dental insurance benefits under the Company’s employee welfare benefit plans before the Separation Date (at the Individual’s sole expense) pursuant to the Individual’s divorce decree or other binding arrangement with the Individual’s former spouse. If the Individual desires to continue such benefits for his former spouse following the Separation Date, he shall continue to be solely responsible for them at his own expense.

(c)	Continuation of Pension or Employee Benefit Plan Benefits. The Company shall provide the Individual with all benefits to which he is entitled to receive as of the Separation from Service pursuant to any pension or employee benefit plan or other arrangement or life insurance policy maintained by the Company immediately before the Separation from Service.

(d)	Disability. The parties acknowledge that (i) the Company maintains a disability income policy (the “Disability Policy”) for the benefit of Individual, (ii) the maximum monthly benefit under the Disability Policy is $4,300 and (iii) the monthly premium for the Disability Policy is $207.18. The Company agrees to make a lump sum payment to Individual, on or before December 31, 2009, in the amount of $5,868.20, less any monthly premium for the Disability Policy paid by the Company between the Separation Date and December 31, 2009, in full satisfaction of all of the Company’s obligations under paragraph 4(b) of this Agreement with respect to continuation of disability benefits.
5.	Return of Property and Information. Whether or not the Individual accepts this Agreement, he shall return to the Company or the other Released Parties (as defined below) any and all items of its or their property, including without limitation keys, all copies of Confidential Information (as defined below), badge/access card, computers, software, cellular telephones and smart phones, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, supplier and vendor files, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment with the Company. The Individual’s obligations under this paragraph supplement, rather than supplant, his obligations under the common law and his Post-Separation Obligations. The Individual’s obligations under this paragraph shall not apply to, and the Individual may retain copies of, personnel, benefit, or payroll documents concerning him.
6.	General Release by the Individual.
(a)	Full and Final Release by Releasing Parties. In consideration of the mutual promises and undertakings in this Agreement, the Individual, on behalf of himself and his spouse, other family members, heirs, successors, and assigns (collectively, the “Releasing Parties”), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a “Claim” and collectively the “Claims”), that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties (as defined below).

(b)	Claims Included. This release includes without limitation any Claim arising out of or relating in any way to (i) the Individual’s employment or his termination of employment with the Company or with the employment practices of any of the Released Parties; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual’s employment relationship with the Company, including but not limited to the Age Discrimination in Employment Act (“ADEA”); (iii) any contract or agreement between, concerning, or relating to the Individual and any of the Released Parties, including without limitation the Employment Agreement; and (iv) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties.

(c)	Claims Excluded. This release does not (i) waive or release any Claim for breach or enforcement of this Agreement; (ii) waive or release any right or Claim under the ADEA that may arise after the date this Agreement is signed by the Individual; or (iii) prevent the Individual from filing any unemployment compensation claims or workers’ compensation Claims.

(d)	Definition of Released Parties and Affiliates. The “Released Parties” include (i) ARI, Approach Operating, LLC, Approach Oil & Gas Inc., Approach Oil & Gas (Canada) Inc., Approach Services LLC, Approach Delaware, LLC and Approach Resources I, LP; (ii) any parent, subsidiary, or Affiliate of the companies just named in (i); (iii) any past or present officer, director, or employee of the entities just referred to in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, successors, parent companies, subsidiaries, owners, shareholders, members, managers, benefit plans, operating units, Affiliates, divisions, agents, representatives, officers, directors, partners, members, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just named in (i)-(iii). “Affiliate” shall mean any entity that Controls, is Controlled by or is under common Control with an entity or person, and “Control” means the ownership, directly or indirectly, of more than fifty (50) percent of the voting rights in an entity.
7.	General Release by the Company. In consideration of the mutual promises and undertakings in this Agreement, the Company, on behalf of itself and its successors and assigns, hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a “Claim” and collectively the “Claims”), that it may have or assert against the Individual and his family members, heirs, successors and assigns. This release does not supersede or relieve the Individual of his Post-Separation Obligations and does not waive or release (a) any Claim for breach or enforcement of this Agreement; (b) any right or Claim that may arise after the date this Agreement is signed by the Individual; or (c) any Claim for fraud, illegal acts or omissions, intentional or willful misconduct, reckless misconduct or gross negligence of the Individual that may be based on facts not known to the Company’s President and Chief Executive Officer or Executive Vice President and General Counsel on the date this Agreement is signed by the Individual.
8.	Confidentiality, Cooperation, Nonprosecution, and Nondisparagement.
(a)	Mutual Confidentiality. The fact and terms of this Agreement shall be and remain confidential and shall not be disclosed by the parties. The obligations under this subparagraph shall not apply to disclosures (i) to legal counsel, family members, accountants, tax advisors, financial advisors, or others with a business need to know of this Agreement, provided such persons have agreed to keep the terms of this Agreement confidential; (ii) to a governmental agency if requested in connection with an audit or investigation; (iii) if compelled by law or valid legal process; (iv) as necessary in any legal proceeding for breach or enforcement of this Agreement; or (v) as necessary to comply with applicable law or applicable rules of any securities exchange on which the Company’s shares are listed, to respond to audits, or to defend against or prosecute legal or administrative complaints or claims.

(b)	Cooperation. The Individual shall cooperate fully and completely with the Company or any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties. This obligation includes without limitation the Individual promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to him. If the Individual appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of Company or any of the other Released Parties, the Company or the other Released Parties shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by him as a result of testifying.

(c)	Nonprosecution. Except as requested by any of the Released Parties, as permitted by law that supersedes the terms of this Agreement, or as compelled by valid legal process, the Individual shall not (i) assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys concerning (A) the employment, terms and conditions, or ending of the Individual’s or any other employee’s employment with the Company or any of the other Released Parties or the employment practices of any of the Released Parties; or (B) the business or operations of any of the Released Parties; or (ii) initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to any of the Released Parties’ employment practices, business, or operations.

(d)	Mutual Nondisparagement. The Individual and other Releasing Parties and the Company’s Vice-President-level-and-above executive employees shall not, directly or indirectly, make any derogatory or disparaging statements (whether oral, written, electronic, anonymous, on the Internet, or otherwise) about each other, including without limit any statements (A) about their respective businesses, decisions, management, leadership, finances, employment practices, products, services, stock value, or operations, (B) on any social-networking or other Internet website including without limitation all online blogs, message boards, forums, and the like, and/or (C) to any third party involved in the Company’s industry that suggest or imply improper, wrongful, or unethical conduct or that are critical of the other’s business or other operations or practices. The obligations under this subparagraph are in addition to any otherwise applicable contractual, statutory, or common-law obligations. If questioned about or commenting on the reason for or circumstances surrounding the ending of the Individual’s employment with the Company by a third party, the Individual and the other Releasing Parties and the Company shall respond only that the Individual decided to retire from the Company or similar words to that effect. The obligations in this subparagraph shall not prohibit any truthful statements that are required by applicable law or valid legal process. Nor shall they prohibit the Company’s Vice-President-level-and-above executive employees from making any statements to persons within the Company (including the Company’s outside legal, tax and financial advisors) with a business need to know of the information communicated in such statements.

9.	Waiver of Certain Rights.
(a)	Right to Relief Not Provided in this Agreement. Except as provided in this Agreement, the Individual shall and hereby does irrevocably waive any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any claim on his behalf; and he shall not request from the Company or the other Released Parties, as compensation or damages related to his employment or the termination of his employment with any of the Released Parties, anything of value that is not provided for in this Agreement.

(b)	Right to Class- or Collective-Action Initiation or Participation. The Individual shall and hereby does irrevocably waive the right to initiate or participate in any class or collective action or other legal or administrative proceeding with respect to any claim against the Company or the Released Parties, including without limitation any claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.
10.	Agreement Not to Seek Reemployment. Neither the Company nor any of the other Released Parties shall have any obligation to employ or to hire or rehire the Individual or to consider him for hire with regard to future employment or potential employment. Accordingly, the Individual agrees that (a) he shall not apply for or otherwise seek employment with the Company or any of the other Released Parties at any time in the future, and (b) his forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory.

11.	Consultation and Transition. The Individual shall, without additional consideration other than Special Separation Consideration, upon the Company’s request, be available for up to 45 days after the Separation Date for consultation at reasonable times and without unreasonable interference with his personal or business activities, in person, online, or by telephone, as necessary, on such matters relating to the Company or the other Released Parties as may be within his knowledge and to assist the Company in transitioning his duties and responsibilities. The Company shall indemnify the Individual against any and all claims arising from the Individual’s services under this paragraph, and the indemnity shall specifically cover, among other things, the Individual’s attorney’s fees; provided, however, that the Company shall have no obligation to indemnify the Individual against fraud, illegal acts or omissions, intentional or willful misconduct, reckless misconduct, or gross negligence of the Individual.

12.	No Violations. The Individual represents and warrants that he has no knowledge that any officer, director, employee, agent, or representative of the Company or its Affiliates has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Individual further represents and warrants that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of the Company’s standards of business conduct or personnel policies, or other misconduct by the Company or any of the other Released Parties, that have not been resolved satisfactorily by the Company or the other Released Parties.

13.	Non-Use and Non-Disclosure of Confidential Information. Whether or not the Individual accepts this Agreement, neither he nor any of the other Releasing Parties shall at any time use or disclose to any third party any of the Company’s confidential information (the “Confidential Information”), which includes without limitation all information used in the Company’s business that gives it and/or its Affiliates an advantage over their competitors and is not generally known to its or their competitors or readily ascertainable by the public through independent investigation; business information, including methods of operation and service, business ideas and plans, expansion plans, business proposals, sales data, leases, and opportunities pertaining to the lease, acquisition, exploration, production, gathering, transporting, marketing, treating, or other processing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located; financial information, including margins, earnings, profits, losses, accounts payable, and accounts receivable; information about future plans, including marketing strategies, target markets, prospective purchasers, promotions, sales plans, projects and proposals, and research and development; intellectual-property information, including all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the Company’s possession before the Effective Date of this Agreement), whether or not patentable or copyrightable; personnel information, including personnel policies, employment practices, personnel records, employee lists, personnel contact information, performance information, compensation data, benefits, and training programs; trade secret information, including information or matters constituting trade secrets as defined under applicable law; and technical information, including databases, formulae, designs, compilations of information, data, and know-how related to the Company’s operations. Confidential Information shall also include all Company-related information contained in any manual or electronic document or file created by the Individual during his employment with the Company or created by the Company and provided or made available the Individual in connection with his employment. Confidential Information shall not include any Company-related information in the public domain, through no disclosure or wrongful act of the Individual, to such an extent as to be readily available to competitors. If it appears the Individual will be compelled by law or judicial process to disclose any Confidential Information following the Separation Date, he shall notify the Company’s Executive Vice President and General Counsel in writing immediately upon his receipt of a subpoena or other legal process. The Individual’s obligations under this paragraph shall supplement, rather than supplant, his obligations concerning Confidential Information the common law and his Post-Separation Obligations.

14.	Offset. The Company shall be entitled to set off against, and the Individual authorizes the Company to deduct from, the Separation Payments any amounts which may be due and owing to the Company or the other Released Parties by the Individual or the other

Releasing Parties as of the Separation Date. Before invoking a set off pursuant to this paragraph, however, the Company shall notify the Individual in writing of its intent to set off, specifying in the notice the amount, the explanation for the claimed set off, and the date the set off amount accrued, attaching copies of supporting documents, if any, for the claimed set off, as well as providing the Individual 10 days to review and refute the claim for set off.

15.	Nonadmission of Liability or Wrongdoing. The Individual acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of Company or any of the other Released Parties; (b) the Company and the other Released Parties expressly deny any such liability or wrongdoing; and (c) except to the extent necessary to enforce or remedy a breach of this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by Company or any of the other Released Parties.

16.	Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.

17.	Mutual Waiver of Right to a Jury Trial. EACH PARTY SHALL AND HEREBY DOES IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE OTHER PARTY (OR THE RELEASED PARTIES), INCLUDING WITHOUT LIMITATION ANY CLAIM FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

18.	Governing Law; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflicts of laws principles. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19.	Assignment. The Individual’s obligations, rights, and benefits under this Agreement are personal to the Individual and shall not be assigned to any person or entity without written permission from the Company’s Executive Vice President and General Counsel. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

20.	Breach of Agreement or Post-Separation Obligations. Notwithstanding any other provision in this Agreement, the Company’s obligation to provide the Special Separation Consideration to the Individual is subject to the condition that he and the Releasing

Parties comply with their obligations under this Agreement and that he complies with his Post-Separation Obligations. The Company shall have the right to suspend or cease providing any part of the Special Separation Consideration, as well as to receive repayment from the Individual of any Special Separation Consideration already provided, if any court of competent jurisdiction determines that any such obligations have been breached by the Individual or the Releasing Parties but all other provisions of this Agreement shall remain in full force and effect; provided, however, that the Company shall not have the right to suspend or cease providing, or receive repayment of, any part of the Special Separation Consideration solely because the Individual exercises any right he may have to challenge the effectiveness of this Agreement under the Older Workers Benefit Protection Act. The Company’s rights under this paragraph shall be in addition to but shall in no event lead to a double or multiple recovery pursuant to any other available rights and remedies should there be a breach of any obligations of the Individual or the Releasing Parties under this Agreement or the Post-Separation Obligations.

21.	Expiration Date. The Company’s offer of this Agreement shall expire after a period of 21 days after the Individual was first given this Agreement for consideration (the “Expiration Date”). The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and returning it to the attention of J. Curtis Henderson, Executive Vice President and General Counsel (at chenderson@approachresources.com or One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116) so that the signed Agreement is received no later than the close of business on the Expiration Date.

22.	Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Individual shall have a period of seven days to reconsider and revoke his acceptance of this Agreement if he wishes (the “Revocation Period”). If the Individual chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to J. Curtis Henderson before the eighth day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Individual shall not receive the Special Separation Consideration.

23.	Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Individual signs it (the “Effective Date”), provided that the Individual signs this Agreement before the Expiration Date and does not revoke his acceptance of this Agreement during the Revocation Period.

24.	Right to Consult an Attorney; Knowing and Voluntary Agreement. The Individual acknowledges that (a) he has a right, and has been encouraged by this paragraph, to consult an attorney of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

25.	Independent Consideration; Other Obligations. Whether expressly stated in this Agreement or not, all obligations the Individual assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the mutual promises and undertakings in this Agreement, including without limitation the undertakings in subparagraphs 4(b) and (c) of this Agreement and the Special Separation Consideration. In addition, the Individual acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Special Separation Consideration to him outside of this Agreement and the Employment Agreement. The Individual further acknowledges and agrees that his obligations under this Agreement supplement, rather than supplant, his Post-Separation Obligations and any applicable contractual, statutory, or common-law obligations.

26.	Entire Agreement. This Agreement contains and represents the entire agreement of the parties with respect to its subject matters, and supersedes all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as superseding or relieving the Individual of his Post-Separation Obligations. The Individual agrees that the Company has not made any promise or representation to him concerning this Agreement that is not expressed in this Agreement or the Employment Agreement, and that in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the other Released Parties but is instead relying solely on his own judgment.

27.	Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and a duly authorized representative of the Company.

28.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

29.	Internal Revenue Code Section 409A; Right to Consult a Tax Advisor. The parties intend for the Special Separation Consideration to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding any other provision in this Agreement, the Individual shall be solely responsible for any risk that the tax treatment of all or part of the Special Separation Consideration may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, the Individual has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

     AGREED:

APPROACH RESOURCES INC.		GLENN W. REED

By:	/s/ J. Ross Craft	By:	/s/ Glenn W. Reed

	Print Name: J. Ross Craft		Glenn W. Reed
	Print Title: President and Chief Executive Officer		Date Signed: November 10, 2009
Date Signed: November 10, 2009